SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 26, 2002

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue San Carlos, CA 94070 (Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 802-7240

ITEM 5.    OTHER EVENTS.

On November 26, 2002, Conceptus, Inc. issued a press release announcing that as part of its succession planning, a search will commence immediately for a new President and Chief Executive Officer to succeed Steven Bacich. Text of the press release follows:

SAN CARLOS, Calif. (November 26, 2002) – Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure™, today announced that as part of its succession planning, a search will commence immediately for a new President and Chief Executive Officer to succeed Steven Bacich. Mr. Bacich will remain President and CEO until early in 2003, when it is anticipated that a successor will be appointed and Mr. Bacich will become the Company’s Chief Technology Officer. In his new role, Mr. Bacich will have responsibility for research and development, business development, clinical and medical affairs. A search committee comprising several directors has been formed, and the Company has retained the services of executive recruiting firm Spencer Stuart to conduct the search.

“I am very comfortable that all our programs are in place at this juncture for the Company to successfully commercialize Essure in the U.S.,” stated Mr. Bacich. “With such a large anticipated market, we will be searching for a CEO with significant commercial experience, and a track record of success in marketing to physicians and running a strong consumer education program. With the recent FDA approval of Essure, and the staffing of our U.S. sales and professional education functions, I believe now is the right time to hand over leadership of the Company to a new Chief Executive with the requisite skill set for continued success.”

“The U.S. introduction of Essure continues precisely on plan, and we are delighted with our accomplishments in the short period of time since FDA approval. Physician and consumer interest has been strong in the wake of our FDA approval, and the training demonstrations and clinical presentations on Essure at the Annual Scientific Meeting of the American Association of Gynecologic Laparoscopists (AAGL) last week in Miami were extremely well attended and well received,” he added.

Commenting on the prospects for Essure, Kathryn Tunstall, Chairman of the Board, stated, “In our succession planning process, it became clear that Essure offers a rare opportunity in healthcare – the chance to dramatically change the standard of care of one of the most common clinical needs, permanent contraception. We are committed to and excited about the plans that have been implemented to realize the full market potential of Essure, and provide women and their families with expanded birth control options.”

She added, “Steve Bacich has done an excellent job as our Chief Executive over the past three years. Under his leadership, the Company has built a solid foundation of scientific and clinical support for Essure, which led to expedited FDA review and PMA approval. The strong additions that Steve made to the operating and sales and marketing staff, as well as a series of successful fundraisings, have positioned Conceptus to begin marketing Essure in the U.S. with the required working capital for investment in sales resources and marketing programs. Where

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we are today is in large part a result of Steve’s leadership and execution, and we look forward to his continued strong contributions to Conceptus’ success in his new role.”

About Essure

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to return home about 45 minutes after the procedure is completed.

I.    ABOUT CONCEPTUS

Conceptus, Inc. developed and markets Essure, an innovative medical device, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

The Essure procedure is based on a unique and proprietary implant and catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The identification of a new Chief Executive Officer, assumption by Steve Bacich of the Chief Technology Officer role, clinical efficacy of and market demand for our product, adequacy of working capital and results of product development and marketing programs, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ Glen K. Furuta
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated:    November 27, 2002

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